Exhibit 2(H)(i)

ING SENIOR INCOME FUND

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

June 13, 2013

ING Investments Distributor, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:          Underwriting Agreement

Ladies and Gentlemen:

ING Senior Income Fund is a Delaware statutory trust operating as a closed-end management investment company (hereinafter referred to as the “Fund”).  The Fund has filed a registration statement on Form N-2 (File Nos. 333-54910 and 811-10223) (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”) to register Classes A, B, C, I, Q, R and W common shares (the “Common Shares”) of the Fund which may be issued and sold to the public from time to time.

You have informed us that ING Investments Distributor, LLC (formerly ING Funds Distributor, LLC) is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc.  You have indicated your desire to act as distributor for certain Common Shares of the Fund issued pursuant to the Registration Statement.  We have been authorized by the Fund to execute and deliver this agreement to you by a resolution of our Board of Trustees (the “Trustees”) adopted at a meeting of the Trustees, at which a majority of Trustees, including a majority of our Trustees who are not otherwise interested persons of the Fund, its investment manager or its related organizations, were present and voted in favor of the said resolution approving this Underwriting Agreement.

1.             Appointment of Underwriter.  Upon the execution of this Underwriting Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, we hereby appoint you as the exclusive distributor of the Common Shares and agree that we will deliver to you such Common Shares as may be sold through your efforts.  You agree to use reasonable efforts to promote the sale of the Common Shares, but you are not obligated to sell any specific number of the Common Shares.

2.             Independent Contractor.  You will undertake and discharge your obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind the Fund by your actions, conduct or contracts, except that you are authorized to accept orders for the purchase or repurchase of the Common Shares as our agent.  You may appoint sub-agents or distribute the Common Shares through dealers (or otherwise) as you may determine necessary or desirable from time to time.  This Agreement shall not, however, be construed as authorizing any dealer or other person to accept orders for sale or repurchase on our behalf or to otherwise act as our agent for any purpose.

3.             Offering Price.

(a)           Common Shares of each of Class A, B, C, I, Q, R and W of the Fund shall be offered in a continuous public offering at a price equivalent to its net asset value per share, with any applicable sales charge, as set forth in the Fund’s Prospectus.(1)

(b)           On each business day on which the New York Stock Exchange is open for business, we will furnish you with the net asset value of the Common Shares, which shall be determined and become effective as of the time described in the Fund’s prospectus.  The net asset value so determined shall apply to all orders for the purchase of Common Shares received by dealers prior to the time as of which net asset value is determined, and you are authorized in your capacity as our agent to accept orders and confirm sales at such net asset value; provided that, such dealers notify you of the time when they received the particular order and that the order is placed with you prior the time as of which net asset value is determined.  To the extent that our Shareholder Servicing and Transfer Agent (collectively, “Agent”) and the Custodian(s) for any pension, profit-sharing, employer or self-employed plan receive payments on behalf of the investors, such Agent and Custodian(s) shall be required to record the time of such receipt with respect to each payment, and the applicable net asset value shall be that which is next determined and effective after the time of receipt by them.  In all events, you shall forthwith notify all of the dealers comprising your selling group and the Agent and Custodian(s) of the effective net asset value as received from us.  Should we at any time calculate our net asset value more frequently than once each business day, you and we will follow procedures with respect to such additional price or prices comparable to those set forth above in this Section 3.

(c)           You may enter into selected dealer agreements, on such terms and conditions as you determine are not inconsistent with this Agreement, with financial services firms, including broker-dealers, for the sale of Common Shares.  You are further authorized to pay a sales commission to such firms with which you have sales agreements on sales of Common

(1)         Class A Common Shares were formerly available only upon conversion of Class B Common Shares at the end of eight years or upon exchanges from other ING Funds.  Sales of Class A Common Shares will begin effective July 1, 2002. Sales of Class I and Class W Common Shares will begin effective March 31, 2008.  Sales of Class R Common Shares will begin at such time as declared effective by the U.S. Securities and Exchange Commission.

Shares from your own assets as set forth in the Prospectus.  Such firms shall sell Common Shares only at the net asset value per share of such Common Shares.  This Underwriting Agreement shall not be construed as authorizing any broker-dealer or other person to accept orders for sale on our behalf or to otherwise act as our agent for any purpose.  You shall not be responsible for the acts of any financial services firms except as and to the extent that they shall be acting for you or under your direction or authority.

4.             Orders.  You shall promptly advise us of all purchase orders for Common Shares of the Fund received by you.  Any order may be rejected by us; provided, however, that we will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of Common Shares of the Fund.  We or our agent will confirm orders upon receipt, will make appropriate book entries and, upon receipt by the Fund (or its agent) of payment therefor, will deliver deposit receipts for Common Shares.

5.             (a)           In respect of the Class B Common Shares of the Fund, the following provisions shall apply:

(i)            In consideration of your services as principal underwriter of the Fund’s Class B Common Shares pursuant to this Underwriting Agreement and our distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act in respect of such Class B Common Shares (the “Class B Distribution and Service Plan”), we agree: (I) to pay to you or, at your direction, to a third party, monthly in arrears your “Allocable Portion” (as hereinafter defined) of a fee (the “Distribution Fee”) which shall accrue daily in an amount equal to the product of (A) the daily equivalent of 1.00% per annum multiplied by (B) the net asset value of the Class B Common Shares of the Fund outstanding on such day, and (II) to withhold from repurchase proceeds your Allocable Portion of the early withdrawal charge, if any, and to pay the same over to you or at your direction to a third party, at the time the repurchase proceeds for the repurchased Class B Common Shares are payable to the holders repurchasing such Class B Common Shares.

(ii)           Each of the provisions set forth in clauses (I) through (V) of the second sentence of Section 1(A) of the Class B Distribution and Service Plan as in effect on the date hereof, together with the related definitions, are hereby incorporated herein by reference with the same force and effect as if set forth herein in their entirety.

(iii)          In addition to the payments of amounts provided for in Section 5(a)(i) and (ii), you may also receive reimbursement for expenses or a maintenance or trail fee as may be required by and described in the Class B Distribution and Service Plan.

(b)           In respect of the Class A, Class C, Class Q and Class R Common Shares of the Fund, the following provisions shall apply:

(i)            You are entitled to receive a sales commission on the sale of Class A, Class C and Class Q Common Shares of the Fund in the amounts and according to the procedures set forth in the Fund’s Prospectus then in effect under the 1933 Act (including any supplements or amendments thereto.)

(ii)           In addition to the payments of amounts provided for in Section 5(b)(i), you may also receive reimbursement for expenses or a maintenance or trail fee as may be required by and described in the distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act in respect of such Class C or Class R Common Shares (the “Class C Service and Distribution Plan” and the “Class R Shareholder Service and Distribution Plan,” respectively) and the shareholder service plans in respect of such Class A or Class Q Common Shares (the “Class A Shareholder Service Plan” and the “Class Q Shareholder Service Plan,” respectively).

(c)           In respect of the Class I and Class W Common Shares of the Fund, you are entitled to receive a sales commission on the sale of Class I and Class W Common Shares of the Fund in the amounts and according to the procedures set forth in the Fund’s Prospectus then in effect under the 1933 Act (including any supplements or amendments.)

6.             Payment of Common Shares.  At or prior to the time of delivery of any of our Common Shares you will pay or cause to be paid to the Custodian, for our account, an amount in cash equal to the net asset value of such Common Shares.  In the event that you pay for Common Shares sold by you prior to your receipt of payment from purchasers, you are authorized to reimburse yourself for the net asset value of such Common Shares from the offering price of such Common Shares when received by you.

7.             Repurchases.  Periodic repurchases of Common Shares are made on a monthly basis in accordance with the Fund’s Fundamental Policy on Repurchase Offers adopted in accordance with Rule 23c-3 of the 1940 Act.  The terms of each repurchase offer, including the price to be paid, and the amount of any applicable early withdrawal charge to be retained by the Fund, (the “repurchase price”) shall be set forth in each notification to record holders and beneficial owners of Common Shares preceding each repurchase offer.

8.             Registration of Common Shares.  No Common Shares shall be registered on our books until (i) receipt by us of your written request therefor; (ii) receipt by the Custodian and Agent of a certificate signed by an officer of the Fund stating the amount to be received therefor; and (iii) receipt of payment of that amount by the Custodian.  We will provide for the recording of all Common Shares purchased in unissued form in “book accounts.”

9.             Purchases for Your Own Account.  You shall not purchase Common Shares for your own account for purposes of resale to the public, but you may purchase Common Shares for your own investment account upon your written assurance that the purchase is for investment purposes only and that the Common Shares will not be resold except through repurchase by the Fund.

10.          Sale of Common Shares to Affiliates.  Subsequent to the initial offering period, you may sell the Class A, B, C, I, Q, R and W Common Shares at net asset value per share, with a sales charge, as appropriate, pursuant to the terms set forth in the Fund’s current Prospectus (i) to our Trustees and officers, our investment manager or your company or affiliated companies thereof, (ii) to the bona fide, full time employees or sales representatives of any of the foregoing who have acted as such for at least ninety (90) days, (iii) to any trust, pension, profit-sharing, or other benefit plan for such persons, or (iv) to any other person set forth in the Fund’s then current Prospectus; provided, that such sales are made in accordance with the rules and regulations under the 1940 Act and that such sales are made upon the written assurance of the purchaser that the purchases are made for investment purposes only, not for the purpose of resale to the public and that the Common Shares will not be resold except through repurchase by us.

11.          Allocation of Expenses.

(a)           We will pay the following expenses in connection with the sales and distribution of Common Shares of the Fund:

(i)            expenses pertaining to the preparation of our audited and certified financial statements to be included in any amendments (“Amendments”) to our Registration Statement under the 1933 Act, including the Prospectuses and Statements of Additional Information included therein;

(ii)           expenses (including legal fees) pertaining to the preparation and printing of all Amendments or supplements filed with the Securities and Exchange Commission, including the copies of the Prospectuses and Statements of Additional Information included in such Amendments and the first ten (10) copies of the definitive Prospectuses and Statements of Additional Information or supplements thereto, other than those necessitated by or related to your (including your “Parents”) activities where such amendments or supplements result in expenses which we would not otherwise have incurred;

(iii)          expenses pertaining to the preparation, printing, and distribution of any reports or communications, including Prospectuses and Statements of Additional Information, which are sent to our existing shareholders;

(iv)          filing and other fees to federal and state securities regulatory authorities necessary to register and maintain registration of the Common Shares; and

(v)           expenses of the Agent, including all costs and expenses in connection with the issuance, transfer and registration of the Common Shares, including but not limited to any taxes and other governmental charges in connection therewith.

(b)           Except to the extent that you are entitled to reimbursement under the provisions of the Class B or Class C Service and Distribution Plans or the Class A or Class Q Shareholder Service Plans or Class R Shareholder Service and Distribution Plan for the Fund, you will pay the following expenses:

(i)                                     expenses of printing additional copies of the Prospectus and Statement of Additional Information and any amendments or supplements thereto which are necessary to continue to offer our Common Shares to the public;

(ii)                                  expenses (excluding legal fees) pertaining to the preparation and printing of all amendments and supplements to our Registration Statement if the Amendment or supplement arises from or is necessitated by or related to your (including your “Parent”) activities where those expenses would not otherwise have been incurred by us; and

(iii)                               expenses pertaining to the printing of additional copies, for use by you as sales literature, of reports or other communications which have been prepared for distribution to our existing shareholders or incurred by you in advertising, promoting and selling our Common Shares to the public.

12.          Furnishing of Information.  We will furnish to you such information with respect to the Fund and its Common Shares, in such form and signed by such of our officers as you may reasonably request, and we warrant that the statements therein contained when so signed will be true and correct.  We will also furnish you with such information and will take such action as you may reasonably request in order to qualify our Common Shares for sale to the public under the Blue Sky Laws or in jurisdictions in which you may wish to offer them.  We will furnish you at least annually with audited financial statements of our books and accounts certified by independent public accountants, and with such additional information regarding our financial condition, as you may reasonably request from time to time.

13.          Conduct of Business.  Other than the currently effective Prospectus and Statement of Additional Information, you will not issue any sales material or statements except literature or advertising which conforms to the requirements of federal and state securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities.  You will furnish us with copies of all such material prior to their use and no such material shall be published if we shall reasonably and promptly object.

You shall comply with the applicable federal and state laws and regulations where our Common Shares are offered for sale and conduct your affairs with us and with dealers, brokers or investors in accordance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

14.          Other Activities.  Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

15.          Term of Agreement.  This Agreement shall become effective with respect to each class on the date first written above or on such later date approved by the Fund’s Board of Trustees, including a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) thereof.  Unless terminated as provided herein, the Agreement shall continue in full force and effect for two (2) years from the effective date of this Agreement, and shall continue in effect from year to year thereafter for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Funds or by a vote of the Trustees of the Fund, and (ii) by a vote of a majority of the Trustees of the Fund who are not interested persons or parties to this Agreement (other than as Trustees of the Fund), cast in person at a meeting called for the purpose of voting on this Agreement.

16.          Termination.  This Agreement: (i) may be terminated at any time without the payment of any penalty, either by vote of the Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to you; (ii) shall terminate immediately in the event of its assignment; and (iii) may be terminated by you on sixty (60) days’ written notice to us.

17.          Suspension of Sales.  We reserve the right at all times to suspend or limit the public offering of the Common Shares upon written notice to you, and to reject any order in whole or in part.

18.          Miscellaneous.  This Agreement shall be subject to the laws of the State of Arizona and shall be interpreted and construed to further and promote the operation of the Fund as a closed-end “interval” investment company.  As used herein, the terms “Net Asset Value,” “Offering Price,” “Investment Company,” “Closed-End Investment Company,” “Assignment,” “Principal Underwriter,” “Interested Person,” “Parents,” and “Majority of the Outstanding Voting Securities,” shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations promulgated thereunder.

19.          Liability.  Nothing contained herein shall be deemed to protect you against any liability to us or to our shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

20.          Amendment.  This Agreement may be amended with respect to the Fund by the parties only if such amendment is specifically approved by (a) the Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and (b) by the by a vote of a majority of the Trustees of the Fund who are not interested persons or parties to this Agreement, cast in person at a meeting called for the purpose of voting on such amendment.

If the foregoing meets with your approval, please acknowledge your acceptance by signing each of the enclosed counterparts hereof and returning such counterparts to us, whereupon this shall constitute a binding agreement as of the date first above written.

Very truly yours,

ING SENIOR INCOME FUND

	By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

Agreed to and Accepted:

ING INVESTMENTS DISTRIBUTOR, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

SCHEDULE A

to the Underwriting Agreement

UNDERWRITING AGREEMENT ALLOCATION PROCEDURES

CDSCs, EWCs, and Distribution Fees related to Shares of the Funds that are listed in the attached Schedule B shall be allocated by each Fund between ING Investments Distributor, LLC. (“IID”) and any replacement principal underwriter for Shares of such Fund (the “Successor Distributor”) in accordance with this Schedule A.

Defined terms used in this Schedule A and not otherwise defined herein shall have the meaning assigned to them in the Underwriting Agreement for Shares of the Fund to which this Schedule A is attached.  As used herein the following terms shall have the meanings indicated.

“Commission Share” means, in respect of any Fund, each Share of such Fund which is issued under circumstances which would normally give rise to an obligation of the holder of such Share to pay a CDSC or EWC upon redemption of such Share by the Fund (including, without limitation, any Share of such Fund issued in connection with a Free Exchange) and any such Share shall continue to be a Commission Share of such Fund prior to the repurchase (including a redemption in connection with a Free Exchange or conversion of such Share, even though the obligation to pay the CDSC or EWC may have expired or conditions for waivers thereof may exist.

“Date of Original Issuance” means in respect of any Commission Share, the date with reference to which the amount of the CDSC or EWC payable on redemption thereof, if any, is computed.

“Free Exchange” means an exchange of a Commission Share of one Fund for a Commission Share of another Fund under circumstances where the CDSC or EWC which would have been payable in respect of a redemption of the exchanged Commission Share on the date of such exchange is waived and the Commission Share issued in such exchange is treated as a continuation of the investment in the Commission Share exchanged for purposes of determining the CDSC or EWC payable if such Commission Share issued in the exchange is thereafter redeemed.

“Free Share” means, in respect of any Fund, each Share of such Fund, other than a Commission Share, including, without limitation, any Share issued in connection with the reinvestment of dividends or capital gains.

“Inception Date” means, in respect of any Fund, the first date on which such Fund issued Shares.

“Net Asset Value” means, (i) with respect to any Fund, as of the date any determination thereof is made, the net asset value of such Fund computed in the manner such value is required to be computed by such Fund in its reports to its shareholders, and (ii) with respect to any Share of such Fund as of any date, the quotient obtained by dividing:  (A) the net asset value of such Fund (as computed in accordance with clause (i) above) allocated to Shares of such Fund (in accordance with the constituent documents for such Fund) as of such date, by (B) the number of Shares of such Fund outstanding on such date.

“Omnibus Share” means, in respect of the Fund, a Commission Share or Free Share sold by one of the Selling Agents listed on Exhibit I to this Schedule.  If IID and its Transferees reasonably determine that the Transfer Agent is able to track all Commission Shares and Free Shares sold by any of the Selling Agents listed on Exhibit I (taking into account all information provided to the Transfer Agent by such Selling Agent on a schedule sufficient to enable the Transfer Agent to Complete all required reports involving such information in a timely manner), in the same manner as Commission Shares and Free Shares are currently tracked in respect of Selling Agents not listed on Exhibit I, then Exhibit I shall be amended to delete such Selling Agent from Exhibit I so that Commission Shares and Free Shares sold by such Selling Agent will no longer be treated as Omnibus Shares.

“Share” means, in respect of any Fund, each Class B share of such Fund.

PART I:  ATTRIBUTION OF SHARES

Shares of the Fund, which are outstanding from time to time, shall be attributed to IID and any Successor Distributor in accordance with the following rules;

(1)           Commission Shares Other Than Omnibus Shares:

(a)           Commission Shares (excluding Omnibus Shares) attributed to IID shall be Commission Shares (excluding Omnibus Shares) the Date of Original Issuance of which occurred on or after the Inception Date of such Fund and on or prior to the last day on which IID acts as principal underwriter of Shares for such Fund.

(b)           Commission Shares (excluding Omnibus Shares) attributable to the Successor Distributor shall be Commission Shares (excluding Omnibus Shares) the Date of Original Issuance of which occurs on or after the first day on which such Successor Distributor acts as principal underwriter of Shares for such Fund and on or prior to the last day such Successor for Distributor acts as principal underwriter of Shares for such Fund.

(c)           A Commission Share (other than an Omnibus Share) of a particular Fund (the “Issuing Fund”) issued in consideration of the investment of proceeds of the redemption of a Commission Share of another Fund (the “Redeeming Fund”) in connection with a Free Exchange, is deemed to have a Date of Original Issuance identical to the Date of Original Issuance of the Commission Share of the Redeeming Fund and any such Commission Share will be attributed to IID or the Successor Distributor based upon such Date of Original Issuance in accordance with Part I(a) and (b) above.

(d)           A Commission Share (other than an Omnibus Share) redeemed (other than in connection with a Free Exchange) or converted to a Class A share is attributable to IID or a Successor Distributor based upon the Date of Original Issuance in accordance with Part I(1)(a), (b) and (c) above.

(2)          Free Shares Other Than Omnibus Shares:

Free Shares (excluding Omnibus Shares) of a Fund outstanding on any date shall be attributed to IID or a Successor Distributor, as the case may be, in the same proportion that the Commission Shares (excluding Omnibus Shares) of such Fund outstanding on such date are attributed to it on such date; provided that if IID reasonably determines that the Transfer Agent or the Selling Agent is able to produce monthly reports which track the Date of Original Issuance for the Commission Shares related to such Free Shares, then the Free Shares shall be allocated pursuant to clause (1)(a), (b) and (c) above.

(3)           Omnibus Shares:

Omnibus Shares of the Fund outstanding on any date shall be attributed to IID or a Successor Distributor, as the case may be, in the same proportion that the Commission Shares which are not Omnibus Shares of the Fund outstanding on such date are attributed to it on such date; provided that if IID and its transferees reasonably determine that the Transfer Agent is able to produce monthly reports which track the Date of Original Issuance for the Omnibus Shares, then the Omnibus Shares shall be allocated pursuant to clause 1(a), (b) and (c) above.

PART II:  ALLOCATION OF CDSCs AND EWCs

(1)           CDSCs and EWCs Related to the Redemption of Commission Shares Other Than Omnibus Shares:

CDSCs and EWCs in respect of the redemption of Commission Shares which are not Omnibus Shares shall be allocated to IPSI or a Successor Distributor depending upon whether the related redeemed Commission Share is attributable to IID or Successor Distributor, as the case may be, in accordance with Part I above.

(2)           CDSCs or EWCs Related to the Redemption of Omnibus Shares:

CDSCs or EWCs in respect of the redemption of Omnibus Shares shall be allocated to IID or a Successor Distributor in the same proportion that CDSCs or EWCs related to the redemption of Commission Shares are allocated to each thereof; provided, that if IID and its transferees reasonably determine that the Transfer Agent is able to produce monthly reports which track the Date of Original Issuance for the Omnibus Shares, then the CDSCs or EWCs in respect of the redemption of Omnibus Shares shall be allocated among IID and any Successor Distributors depending on whether the related redeemed Omnibus Share is attributable to IID or a Successor Distributor, as the case may be, in accordance with Part I above.

PART III:  ALLOCATION OF DISTRIBUTION FEES

Assuming that the Distribution Fee remains constant over time and among Funds so that Part IV hereof does not become operative:

(1)           The portion of the aggregate Distribution Fees accrued in respect of all Shares of all Funds during any calendar month allocable to IID or a Successor Distributor is determined by multiplying the total of such Distribution Fees by the following fraction:

(A + C) /2

(B + D) /2

where:

A                                                                                       =              The aggregate Net Asset Value of all Shares of all Funds attributed to IID or such Successor Distributor, as the case may be, and outstanding at the beginning of such calendar month

B                                                                                       =              the aggregate Net Asset Value of all Shares of all Funds at the beginning of such calendar month

C                                                                                       =              The aggregate Net Asset Value of all Shares of all Funds attributed to IID or such Successor Distributor, as the case may be, and outstanding at the end of such calendar month

D                                                                                       =              The aggregate Net Asset Value of all Shares of all Funds at the end of such calendar month

(2)           If IID reasonably determines that the Fund or its transfer agent is able to produce automated monthly reports which allocate the average Net Asset Value of the Commission Shares (or all Shares if available) of all Funds among IID and each Successor Distributor in a manner consistent with the methodology detailed in Part I and Part III(1) above, the portion of the Distribution Fees accrued in respect of all such Shares of all Funds during a particular calendar month will be allocated to IID or each Successor Distributor by multiplying the total of such Distribution Fees by the following fraction:

(A) / (B)

where:

A                                                                                       =              Average Net Asset Value of all such Shares of all Funds for such calendar month attributed to IID or such Successor Distributor, as the case may be

B                                                                                       =              Total average Net Asset Value of all such Shares of all Funds for such calendar month

PART IV:  ADJUSTMENT OF IPSI’S SHARE AND SUCCESSOR DISTRIBUTORS’ SHARES

If the terms of any Underwriting Agreement, any Plan, any Prospectus, the Conduct Rules or any other applicable law change the rate at which Distribution Fees or Service Fees are computed with reference to the Net Asset Value of Shares of any Fund, these allocation procedures must be revised in light of such changes in a manner which carries out the intent of these allocation procedures.

EXHIBIT I

To Schedule A

to the ING Senior Income Fund

Underwriting Agreement

Selling Agents

Charles Schwab

SCHEDULE B

NAME OF FUND

ING SENIOR INCOME FUND